UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C.  20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of report (Date of earliest event reported):     October 21, 2005

UNOVA, INC.

(Exact name of registrant as specified in its charter)

Delaware	001-13279	95-4647021
(State or other jurisdiction of incorporation)	(Commission file number)	(I.R.S. Employer Identification Number)

6001 36th Avenue West Everett, Washington www.unova.com		98203-1264
(Address of principal executive offices and internet site)		(Zip Code)

Registrant’s telephone number, including area code:  (425) 265-2400

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01.                              Entry into a Material Definitive Agreement.

On October 21, 2005, UNOVA, Inc. (the “Company”) entered into an Employment Agreement with Thomas O. Miller (the “Agreement”), pursuant to which Mr. Miller will remain employed by the Company as Vice President, Corporate Development, through July 8, 2006 (the “Termination Date”), at which time he will retire from the Company.  The Agreement becomes irrevocable on October 28, 2005.

The Agreement provides that from September 10, 2005 (the “Effective Date”) through the Termination Date, Mr. Miller will receive a base annual salary of $350,300.  He will be eligible for a 2005 bonus with a target of 80 percent of base salary, subject to the Company’s achievement of the performance goals set by the Compensation Committee of the Board of Directors in February 2005, but will not be eligible for any further bonus.  He will continue to receive benefits under the Company’s standard employee benefit plans and programs for its senior executives.  All stock options that are not vested and all shares of restricted stock, restricted stock units and performance share units whose terms have not been satisfied on the Termination Date will be forfeited in accordance with the agreements under which they were granted.

Pursuant to the Agreement, Mr. Miller will begin to accrue retirement benefits on the Termination Date.  He will receive a special retirement benefit equivalent to the benefits he would have received if he had been eligible on the Termination Date for the benefits provided by the Company’s Supplemental Executive Retirement Plan and Restoration Plan and was retiring from the Company at age 65.  Such benefits were described in the Company’s proxy statement issued in connection with its 2005 Annual Meeting of Shareholders (the “2005 Proxy Statement”).

Mr. Miller will continue to be subject through the Termination Date to the Company’s Stock Ownership Guidelines, which were set out in the Report of the Compensation, Governance and Nominating Committee on Executive Compensation in the 2005 Proxy Statement.  The Agreement requires Mr. Miller to cooperate with the Company in its prosecution, conduct or defense of litigation, claims, investigations or governmental audits in which he has relevant information or may be a witness, and provides that the Company will reimburse him for reasonable expenses incurred due to such cooperation and assistance.

The Agreement includes non-compete provisions that remain in effect for different time periods for three categories of entities.  They continue for Mr. Miller’s lifetime with respect to the first category, for one year after the Termination Date with respect to the second category, and for five years after the Termination Date with respect to the third category.  If the Company failed to make the special retirement benefit payments as required by the Agreement, Mr. Miller would be released from the non-compete provisions.

In addition, the Agreement contains a two-year nonsolicitation provision with respect to employees of the Company and its subsidiaries and affiliates, a mutual nondisparagement provision and protections for the Company’s confidential information.

In the Agreement, Mr. Miller has given the Company a general release of all claims of any kind connected to his employment with the Company that existed on or prior to the Effective Date.  One of the conditions for payment of the special retirement benefits described in the Agreement is that Mr. Miller give the Company another irrevocable general release of all claims of any kind connected to his employment with the Company that existed between the Effective Date and the Termination Date.  Mr. Miller must provide that general release within 28 days after the Termination Date.  The Company has the right, in specified circumstances, to terminate Mr. Miller’s employment prior to the Termination Date and to withhold the special retirement benefits.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

UNOVA, INC.

By:	/s/ Janis L. Harwell
Janis L. Harwell
Senior Vice President and
General Counsel

October 21, 2005